Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 3, 2019, is entered into by and between ASGN Incorporated (the “Company”) and Theodore S. Hanson (the “Executive”). Effective as of the date hereof, this Agreement supersedes and replaces that certain Employment Agreement by and between the Company and the Executive, dated January 15, 2008, as amended on December 31, 2008, February 12, 2011, May 15, 2012 and further as of May 15, 2012 (collectively, the “Prior Agreement”).
WHEREAS, effective as of May 1, 2019 (the “Effective Date”), the Executive was appointed to serve as President and Chief Executive Officer of the Company;
WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of his employment as President and Chief Executive Officer of the Company; and
WHEREAS, the Executive desires to accept such employment with the Company, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.    Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the date hereof and ending on December 31, 2019 (the “Initial Termination Date”). If not previously terminated in accordance with this Agreement, the Employment Period automatically shall be extended for an additional one-year period on the Initial Termination Date and on each subsequent one-year anniversary of the Initial Termination Date, unless either party elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a “Non-Renewal”) not less than 60 days prior to the last day of the Initial Termination Date or applicable subsequent one-year anniversary thereof. The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.
2.        Terms of Employment.
(a)    Position and Duties.
(i)    Role and Responsibilities. During the Employment Period, the Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company, and shall perform such employment duties as are usual and customary for such positions. The Executive shall report directly to the Board. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as President and CEO of the Company. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.
(ii)    Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, (C) manage his personal investments, and (D) with the prior approval of the Board, serve as a director of one other company so long as such company does not compete with the Company and Executive notifies the Board in advance of accepting any such position; in each case above, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.
(b)    Compensation and Benefits.
(i)    Base Salary. Effective as of the Effective Date and during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $850,000 per annum. The Base Salary shall be reviewed annually by the Board or a subcommittee thereof and may be increased from time to time by the Board or such subcommittee in its discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary may be increased in the discretion of the Board or such subcommittee, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii)    Annual Cash Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives. The Executive’s target Bonus shall bet set at 100% of the Base Salary in effect for the relevant year (the “Target Bonus”) and the Executive’s maximum Annual Bonus shall be set at 200% of the Base Salary in effect for the relevant year (the “Maximum Bonus”); provided, however, that with respect to calendar year 2019, the Target Bonus and Maximum Bonus shall be (i) with respect to the period from (and including) January 1, 2019 through April 30, 2019, 75% and 150%, respectively, of the actual Base Salary paid with respect to such period and (ii) with respect to the period from (and including) May 1, 2019 through December 31, 2019, 100% and 200%, respectively, of the actual Base Salary paid with respect to such period. The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of performance goals developed in consultation with the Executive. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be contingent upon the Executive’s continued employment through December 31st of the applicable calendar year, and will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned.

(iii)    Long-Term Compensation. For each calendar year during the Employment Period, Executive shall be eligible to earn a long-term equity award (“Equity Award”) under the Company’s long-term compensation plan or program applicable to senior executives. The Executive’s target Equity Award for each calendar year shall be as determined by the Board (or a subcommittee thereof). The Board (or a subcommittee thereof) agrees to review the Executive’s target Equity Award annually and to adjust such target to ensure that the Executive’s total Equity Award continues to be reasonable and appropriate. The specific terms and conditions of any Equity Award (including vesting and performance conditions) shall be determined by the Board (or a subcommittee thereof).

(iv)    Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible, at the sole cost of the Company, to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iii) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(v)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to employees of the Company.
(vi)    Fringe Benefits; Perquisites. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide. Notwithstanding the generality of the foregoing, during the Employment Period, Executive will receive a stipend of $500 per month for lease of an automobile and other related expenses during the Employment Period, payable in equal monthly increments during the Employment Period, and the Company shall pay or reimburse the Executive for actual, properly substantiated expenses incurred by the Executive in connection with (A) an annual physical examination, not to exceed $1,500 per calendar year; and (B) tax preparation and financial planning, not to exceed $2,500 per calendar year.
(vii)    Vacation. During the Employment Period, the Executive will be free to take time off from work for vacation and other personal time at the Executive’s discretion in a manner that is consistent with the Executive’s duties and responsibilities to the Company and that permits the Executive to complete the Executive’s work in a timely and professional manner.
3.        Termination of Employment.
(a)        Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b)        Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause, or by reason of a Non-Renewal of the Employment Period.
(c)        Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason or by the Executive without Good Reason, or by reason of a Non-Renewal of the Employment Period.
(d)        Notice of Termination. Any termination of employment (other than due to the Executive’s death) shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 10(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)        Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and any related or relevant passwords and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
4.        Obligations of the Company upon Termination.
(a)        Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary, (ii) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(iv) hereof and (iii) any vested amounts due to Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(b)        Qualifying Termination. Subject to Sections 4(d), 4(e), 4(g) and 10(d), and the Executive’s continued compliance with the provisions of Section 6 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:
(i)        Cash Severance. The Company shall pay the Executive an amount equal to 18 months of the Executive’s Base Salary in effect on the Date of Termination (the “Severance”). The Severance shall be payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the date of the Executive’s Separation from Service and ending on the 18-month anniversary thereof (the “Severance Period”); provided that, any payments that otherwise are scheduled to be paid during the period beginning on the date of the Executive’s Separation from Service and ending on the first regularly scheduled payroll date occurring on or after the 30th day following such date (the “First Payroll Date”) shall be made on or before the earlier of (i) the First Payroll Date or (ii) the 15th day of the third calendar month following the otherwise scheduled payment date.
(ii)        COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the 18-month period commencing on the Date of Termination, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination. The Company shall provide such benefits in a manner that causes such benefits to be exempt from the application of Section 409A, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without violating law or incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof) (collectively, the “COBRA Benefits”).
(c)     Death or Disability. Subject to Sections 4(d), 4(e), 4(g) and 10(d), and the Executive’s continued compliance with the provisions of Section 6, if the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period, then in addition to the Accrued Obligations, (i) the Company shall pay the Executive an amount equal to 12 months of the Executive’s Base Salary in effect on the Date of Termination, payable over the Severance Period (except that the Severance Period shall be deemed to end on the 12-month anniversary of the Executive’s Separation from Service) and (ii) the Company shall provide the COBRA Benefits during the period commencing on the Date of Termination and ending on the 18-month anniversary thereof.

(d)         Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4(b) hereof that the Executive execute and deliver to the Company the Waiver and Release of All Claims attached hereto as Exhibit A (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the Executive’s Separation from Service, and that the Executive not revoke such Release during any applicable revocation period.
(e)        Qualifying Termination Following a Change in Control. Notwithstanding the foregoing, during the Employment Period the Executive shall be eligible to participate in the ASGN Incorporated Amended and Restated Change in Control Severance Plan (the “CIC Plan”) at the level of “Chief Executive Officer,” as such plan may be amended from time to time in accordance with its terms; provided, however, that notwithstanding anything to the contrary contained in the CIC Plan (but subject to the provisions therein relating to a “Potential Six-Month Delay”), if the Executive becomes entitled to receive benefits under the CIC Plan, a portion of the “Annual Base Pay” (as defined in the CIC Plan) equal to 12 months’ of the Executive’s annualized base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the change in control shall be paid in substantially equal installments over a period of 12 months following the Executive’s date of Separation from Service in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly) (and, for the avoidance of doubt, all remaining amounts that become payable under the CIC Plan shall be paid as set forth in the CIC Plan). For the avoidance of doubt, the preceding sentence applies only to the timing of payments under the CIC Plan and shall in no way increase the amount of payments or benefits to which the Executive may become entitled under the CIC Plan. In the event that the Executive becomes eligible to receive payments and/or benefits under the CIC Plan, such payments and benefits shall be in lieu and full replacement of any payments and benefits to which the Executive would otherwise become entitled under this Section 4(e) and the Executive shall not be entitled to receive any of the benefits described in this Section 4(e).
(f)        Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) or 4(c) hereof (including by reason of a Non-Renewal), the Company will pay the Executive only the Accrued Obligations.
(g)         Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(h)        Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.        Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.        Restrictive Covenants. The parties acknowledge and agree that the Company and the Executive are simultaneously entering into a Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Protective Covenants Agreement”), and that such Protective Covenants Agreement shall remain in full force and effect in accordance with its terms.

7.        Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
8.        Successors.
(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
9.        Certain Definitions.
(a)        “Board” means the Board of Directors of the Company.
(b)         “Cause” means the occurrence of any one or more of the following events:
(i)        the Executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its subsidiaries; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its subsidiaries;
(ii)        the Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board;
(iii)     the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company;
(iv)        the Executive’s engaging in conduct constituting a breach of Sections 6 hereof (including a breach of the Confidentiality Agreement) that is not cured in full within 15 days, and is materially and demonstrably injurious to the Company, after notice of default thereof, from the Company, as determined by a court of law.
In order for the termination to be effective: the Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause. The Executive will then have the right, within ten days of receipt of such notice, to file a written request for review by the Company. In such case, the Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the directors must thereafter confirm that such termination is for Cause. If the directors do not provide such confirmation, the termination shall be treated as other than for Cause. Notwithstanding anything to the contrary contained in this paragraph, the Executive shall have the right after termination has occurred to appeal any determination by the Board that such termination was for “Cause” in accordance with the provisions of Section 10(a) hereof.
(c)        “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(d)        “Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(e)        “Disability” means Executive has become disabled within the meaning of Code Section 409A.
(f)         “Good Reason” means any of the following: (i) a material diminution in the Executive’s annual Base Salary; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) any change greater than 25 miles in the Executive’s primary office location without Executive’s consent; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 35 days after the Executive gives notice of the event constituting Good Reason.
(g)        “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 35 days after the giving of such notice).
(h)        “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s Disability) or (ii) by the Executive for Good Reason.
(i)         “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(j)        “Separation from Service” means a “separation from service” (within the meaning of Section 409A).
10.        Miscellaneous.
(a)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in Virginia in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
(b)        Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company:
26745 Malibu Hills Road
Calabasas, California 91301
Attn: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)        Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d)        Section 409A of the Code.
(i)         To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii)        Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii)         To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)        Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)        No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)        Entire Agreement. As of the date hereof, this Agreement along with the Protective Covenants Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof. For the avoidance of doubt, the parties acknowledge that this Agreement supersedes and replaces the Prior Agreement.
(i)        Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement (including Section 6 of this Agreement and the Confidentiality Agreement) shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
(j)        Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

"COMPANY"
By:
Name:
Title:

"EXECUTIVE"

Theodore S. Hanson

EXHIBIT A
WAIVER AND RELEASE OF ALL CLAIMS
This Waiver and Release of All Claims (the “Agreement”) is entered into between Theodore S. Hanson (the “EXECUTIVE”) and ASGN Incorporated (the “Company”). The term “Party” or “Parties” as used herein shall refer to EXECUTIVE, the Company or both, as may be appropriate. This Agreement is entered into voluntarily by EXECUTIVE without any coercion or duress whatsoever.
RECITALS.
This Agreement is made with reference to the following facts:

(a)	Italicized terms used in these Recitals have the meaning ascribed to them in the Employment Agreement;

(b)	EXECUTIVE and Company previously entered into that certain Employment Agreement executed by EXECUTIVE on June 3, 2019 (the “Employment Agreement”) ;

(c)	EXECUTIVE’s employment with the Company terminated on ____________, 20__(“Termination Date”) during the Employment Period for a Qualifying Termination;

(d)
Pursuant to the terms of the Employment Agreement, EXECUTIVE’s execution, delivery, compliance with, and non-revocation of this Agreement are conditions precedent to EXECUTIVE’S receiving cash and other benefits in the event of a Qualifying Termination of his employment during the Employment Period; and

(e)	The Parties wish to enter into this Agreement.
In light of the foregoing, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
1.Separation of Employment. EXECUTIVE’s last day of employment with the Company was the Termination Date.
2.Consideration. As consideration for EXECUTIVE’S satisfying the conditions precedent set forth in Section 3 below and complying with this Agreement’s terms and conditions including, without limitation, abiding by EXECUTIVE’S representations, warranties, and covenants, the Company will provide EXECUTIVE the consideration set forth in Section 4(b) of the Employment Agreement (the “Consideration”) on the terms and conditions set forth in the Employment Agreement. EXECUTIVE understands and agrees that EXECUTIVE would not receive the Consideration except for EXECUTIVE’S execution and delivery of this Agreement and the fulfillment of the promises contained herein, that the Consideration is not otherwise owed EXECUTIVE in connection with the Company’s existing policies, procedures, and benefit plans, and that there is no prior agreement between EXECUTIVE and the Company entitling EXECUTIVE to the Consideration.
3.Conditions Precedent. EXECUTIVE shall have executed this Agreement and delivered the executed Agreement to the Chief Legal Officer via e-mail within 21 days of receiving it, and shall not have revoked this Agreement during the 7-day revocation period described in Section 8 below.

4.Representations and Warranties. EXECUTIVE acknowledges that the Company is providing the Consideration in reliance upon EXECUTIVE’S following representations and warranties: (a) EXECUTIVE has returned to Company all Company property in EXECUTIVE’S possession and not kept any copies, including without limitation, laptop computers, computer access codes, disks, manuals, keys, cardkey passes, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, resumes, books, notes, memoranda, financial statements, reports and other documents or other property that EXECUTIVE received or prepared or helped to prepare in connection with EXECUTIVE’S employment with Company; (b) EXECUTIVE has a continuing obligation to return any Company property not previously returned to the Company and to delete, destroy, or return any Company confidential, trade secret, or proprietary information, email, or records as instructed by the Company, including without limitation information contained on computers or cellular telephones; (c) EXECUTIVE will not retain any copies of any such property in EXECUTIVE’S possession or control; (d) EXECUTIVE has no reason to believe EXECUTIVE has suffered any work-related injuries or illnesses which EXECUTIVE has not already reported to the Company; (e) EXECUTIVE has reported all hours worked as of the date EXECUTIVE signs this Agreement and timely has been paid all compensation, wages, bonuses, commissions and benefits to which EXECUTIVE may be entitled (other than the Consideration), and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, or benefits are due to EXECUTIVE; and (f) EXECUTIVE further represents that no claim or complaint is pending in any court, administrative agency, commission, or other forum relating to EXECUTIVE’S employment and that if EXECUTIVE has any claim, charge, or complaint pending involving a matter released by this Agreement, EXECUTIVE agrees to immediately dismiss that claim, charge, or complaint with prejudice.
5.Waiver and Release. In exchange for the promises contained in this Agreement and to the full extent permitted by law, EXECUTIVE hereby knowingly and voluntarily waives, releases, and forever discharges any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions, or causes of action, whether known or unknown, suspected or unsuspected, and whether in law or in equity, which EXECUTIVE has asserted or could assert, at common law or under any statute, rule, regulation, order, or law, whether federal, state, or local, on any grounds whatsoever, arising out of, or connected with EXECUTIVE’S employment with the Company or termination thereof. This release of claims includes, but is not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Virginia Human Rights Act (Va. Code Ann. Section 2.2-3900., et seq.), the Code of Virginia, Title 40.1, Labor and Employment, Chapter 3, Protection of Employees (Va. Code. Ann. Section 40.1-22 et seq,), the Americans with Disabilities Act (ADA), the Americans with Disabilities Amendments Act of 2008, the Fair Credit Reporting Act (FCRA), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act (OWBPA), the Employment Retirement Income Security Act of 1974 (ERISA), and claims under any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance, against the Company, its current or former owners, officials, directors, officers, affiliates, agents, employee benefit plans, representatives, servants, employees, attorneys, subsidiaries, parents, divisions, branches, units, successors, predecessors, clients, and assigns (individually and collectively referred to as the “Released Parties”) with respect to any event, matter, claim, damage, or injury arising out of EXECUTIVE’S employment relationship with the Company, the termination of such relationship, and with respect to any other claim, matter, or event arising prior to EXECUTIVE’S execution of this Agreement. Notwithstanding any provision contained herein, this Agreement does not waive rights or claims that may arise after the date EXECUTIVE executes this Agreement, including but not limited to rights or claims regarding the enforcement of the terms of this Agreement.

6.Dismissals. If EXECUTIVE has any claim, charge, complaint, suit, action, causes of action, or grievances of any type pending involving a matter released and resolved by this Agreement, EXECUTIVE agrees to immediately dismiss it with prejudice.
7.Known and Unknown. EXECUTIVE FURTHER REPRESENTS AND WARRANTS THAT EXECUTIVE UNDERSTANDS EXECUTIVE IS WAIVING UNKNOWN CLAIMS AS WELL AS KNOWN CLAIMS. EXECUTIVE RECOGNIZES THAT EXECUTIVE MAY LATER DISCOVER FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH EXECUTIVE NOW KNOWS OR BELIEVES TO BE TRUE. EXECUTIVE ALSO ACKNOWLEDGES IT IS EXECUTIVE’S INTENTION TO FULLY AND FINALLY RESOLVE AND RELEASE ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH MAY EXIST AGAINST THE RELEASED PARTIES.
EXECUTIVE expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which EXECUTIVE does not know or suspect to exist in EXECUTIVE’S favor at the time of the execution of this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause, and that this Agreement contemplates the extinguishment of any such claim or claims.

8.	OWBPA ADVISEMENTS; RIGHTS; TIME FOR REVIEW; REVOCATION.
IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EXECUTIVE IS HEREBY ADVISED AS FOLLOWS:

(a)	EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

(b)	EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT; AND

(c)
EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THIS AGREEMENT. THIS AGREEMENT WILL BE EFFECTIVE ON THE EIGHTH (8TH) DAY AFTER EXECUTIVE’S EXECUTION AND DELIVERY OF IT PROVIDED EXECUTIVE HAS NOT REVOKED THE AGREEMENT AS SET FORTH HEREIN (“Effective Date”). NOTICE OF REVOCATION MUST BE IN WRITING, SIGNED BY EXECUTIVE, DELIVERED TIMELY TO: JENNIFER PAINTER VIA EMAIL AT JENNIFER.PAINTER@ASGN.COM PRIOR TO THE EXPIRATION OF THE SEVEN (7) DAY PERIOD.

9.Restrictive Covenants.
(a) EXECUTIVE hereby acknowledges and agrees that EXECUTIVE is bound by certain covenants and obligations set forth in that certain Protective Covenants Agreement, dated June 3, 2019 (“Protective Covenants Agreement”). EXECUTIVE hereby reaffirms the covenants and provisions set forth in the Protective Covenants Agreement and acknowledges and agrees that the Protective Covenants Agreement survives the termination of EXECUTIVE’s employment with the Company and remains in full force and effect.
(b) This Agreement and the provisions contained herein shall be held in strictest confidence by EXECUTIVE and shall not, unless required by law, be publicized or disclosed in any manner whatsoever; provided, however, EXECUTIVE may disclose this Agreement to the following people who shall also agree to keep the foregoing confidential: (i) EXECUTIVE’S spouse; and (ii) EXECUTIVE’S attorneys, accountants, auditors, tax preparers, and financial advisors.
(c) Subject to Section 14(b) and (c), (i) EXECUTIVE agrees not to disparage any Released Party in any manner intended or reasonably likely to be harmful to them or to their business, business reputation or personal reputation, and (ii) the Company shall instruct its executive officers and directors not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are reasonably likely to be harmful to EXECUTIVE’S business, business reputation or personal reputation.
10.Provisions Severable; Governing Law; Headings; No Waiver; No Admission. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it will not affect the validity or the enforceability of any other provision. This Agreement is governed by Virginia law without regard to conflict of law principles. Headings in this Agreement are for convenience of reference only and are not to be used to interpret this Agreement. If EXECUTIVE or the Company fail to enforce this Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Agreement. The Agreement remains in full force and effect anyway. This Agreement was the result of negotiations between the Parties and their respective counsel. In the event of vagueness, ambiguity or uncertainty, this Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly. The Parties agree that neither this Agreement nor the furnishing of the Consideration shall be deemed or construed for any purpose as an admission by the Company or any Released Party of wrongdoing or evidence of any liability or unlawful conduct of any kind.
11.Legal Counsel. EXECUTIVE is advised to seek independent legal advice prior to executing this Agreement. By signing this Agreement, EXECUTIVE acknowledges that EXECUTIVE has had the opportunity to receive independent legal advice from legal counsel of EXECUTIVE’S choice with respect to this Agreement. If EXECUTIVE decides not to seek legal advice, EXECUTIVE further acknowledges that EXECUTIVE knowingly and voluntarily chose not to do so.
12.No Transfer of Claims/Indemnity/Attorneys’ Fees. EXECUTIVE warrants and represents that EXECUTIVE has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released under this Agreement. EXECUTIVE agrees to indemnify and hold Released Parties, and each of them, harmless from any liability, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by Released Parties, or any of them, as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Released Parties against EXECUTIVE under this indemnity. EXECUTIVE agrees that if EXECUTIVE hereafter commences any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against Released Parties, or any of them, any of the claims released hereunder, then the non-prevailing party agrees to pay to the prevailing party, in addition to any other damages, all reasonable attorneys’ fees incurred by the prevailing party in connection with said suit or claim; provided, that this paragraph shall not apply with respect to any compulsory counterclaims, within the meaning of Rule 13(a) of the Federal Rules of Civil Procedure, asserted by by either party .
13.Entire Agreement; Assignment. This Agreement constitutes the complete, final, and entire agreement between EXECUTIVE and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, or representations, except with respect to: (1) the

Employment Agreement; (2) the Protective Covenants Agreement; and (3) the Dispute Resolution Agreement, Mutual Agreement to Arbitration Claims, executed by EXECUTIVE on June 3, 2019, between the Company and EXECUTIVE, which shall remain in full force and effect. This Agreement may not be modified or amended except in a writing signed by both EXECUTIVE and an authorized representative of Company. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail shall have the same effect as the original signature. This Agreement is personal to EXECUTIVE and without the prior written consent of the Company shall not be assignable by EXECUTIVE otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of the Released Parties and be binding upon the Company and its successors and assigns.
14.Excluded Claims.
(a) Notwithstanding anything in this Agreement to the contrary, the Parties hereto agree that this Agreement does not apply to any claims EXECUTIVE may have for worker’s compensation benefits or unemployment insurance or any other claims that cannot lawfully be released. Further, notwithstanding the foregoing, the Parties also agree that this waiver and release of all claims shall not apply to any vested benefits accrued by EXECUTIVE prior to the Effective Date under any compensation or benefit plans, programs and arrangements maintained by the Company for the benefit of its employees or with respect to any other compensation and benefits provided pursuant to this Agreement or the Employment Agreement.
(b) Nothing contained anywhere in this Agreement, and no obligation set forth anywhere in this Agreement, is intended to, or will, preclude the filing of any charge or complaint with any government agency, including the Equal Employment Opportunity Commission, or the participation in, or the cooperation with, any lawful government investigation. The initiation of a charge or complaint with a government agency, and/or the participation in, or cooperation with, a government investigation shall not be considered as a breach of any obligation otherwise set forth in this Agreement. Similarly, nothing in this Agreement is intended to limit lawful whistleblower activity with any government agency. However, by signing this Agreement, EXECUTIVE agrees and acknowledges that EXECUTIVE is waiving and releasing any right to receive further or additional monetary relief or individualized equitable relief concerning the terms and conditions of the employment relationship, including any separation from employment. The Consideration provided shall constitute the full extent of any individual relief to which EXECUTIVE is entitled as a result of EXECUTIVE’S employment and separation from employment.

(c) In addition, pursuant to 18 USC Section 1833(b), EXECUTIVE will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude EXECUTIVE from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If EXECUTIVE is required to provide testimony, then unless otherwise directed or requested by a governmental agency or law enforcement, EXECUTIVE shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

PLEASE READ THE ABOVE CAREFULLY BEFORE EXECUTING. THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

	EXECUTIVE (Theodore S. Hanson)	ASGN INCORPORATED

Sign:		Sign:
Print:		Print:
Date:		Date:

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